Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 13, 2014, is made and entered into by and between American Restaurant Concepts, Inc., a Florida corporation (the “ARC Florida”), and ARC Group, Inc., a Nevada corporation and wholly-owned subsidiary of ARC Florida (“ARC Nevada”).  ARC Florida and ARC Nevada are sometimes referred to herein collectively as the “Constituent Corporations.”

RECITALS

WHEREAS, ARC Florida is a corporation duly organized and validly existing under the laws of the State of Florida having on the date hereof authorized capital stock consisting of 100,000,000 shares of Class A common stock, par value $.01 per share (“ARC Florida Common Stock”), of which, on the date of this Agreement, before giving effect to the transactions contemplated herein, 6,455,224 shares are issued and outstanding; and

WHEREAS, ARC Nevada is a corporation duly organized and validly existing under the laws of the State of Nevada having on the date hereof authorized capital stock consisting of 100,000,000 shares of common stock, par value $.01 per share (“ARC Nevada Common Stock”), of which, on the date of this Agreement, before giving effect to the transactions contemplated herein, 100 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share (“ARC Nevada Preferred Stock”), none of which, on the date of this Agreement, before giving effect to the transactions contemplated hereby, is issued and outstanding; and

WHEREAS, the respective board of directors of the Constituent Corporations deem it advisable, upon the terms and subject to the conditions stated herein, that ARC Florida be merged with and into ARC Nevada pursuant to the provisions of Section 607.1104 of the Florida Business Corporation Act (the “FBCA”) and Section 92A.180 of the Nevada Revised Statutes (the “NRS”), and that ARC Nevada be the surviving corporation in the merger (the “Merger”); and

WHEREAS, it is the intention of the parties to this Agreement that the Merger shall qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Internal Revenue Code; and

WHEREAS, the respective boards of directors of the Constituent Corporations, the shareholders of ARC Florida and the shareholder of ARC Nevada have approved this Agreement and have directed that this Agreement be executed by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the FBCA and the NRS, at the Effective Time (as defined in Section 1.2), ARC Florida shall be merged with and into ARC Nevada.  As a result of the Merger, the separate existence of ARC Florida shall cease and ARC Nevada shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of ARC Florida in accordance with the provisions of the FBCA and the NRS.

1.2.    Effective Time.    The Merger shall become effective (the “Effective Time”) upon the later to occur of: (i) the filing with the Secretary of State of the State of Florida of articles of merger executed and acknowledged by the parties hereto in accordance with the relevant provisions of the FBCA; and (ii) the filing with the Secretary of State of the State of Nevada of articles of merger executed and acknowledged by the parties hereto in accordance with the relevant provisions of the NRS.

1.3.    Effects of the Merger.    The Merger shall have the effects set forth in Section 607.1106 of the FBCA and Section 92A.250 of the NRS.

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Articles of Incorporation.    The articles of incorporation of ARC Nevada as in effect immediately prior to the Effective Time shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof or applicable law.

2.2.    The Bylaws.    The bylaws of ARC Nevada as in effect immediately prior to the Effective Time shall continue in full force and effect as the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the articles of incorporation of ARC Nevada or applicable law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.    Officers.    The officers of ARC Florida immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation.  Each such officer shall continue to hold office until the expiration of the term for which the officer was appointed and the officer’s successor is duly elected and qualified, or until the officer’s earlier resignation or removal.

3.2.    Directors.    The directors and the members of the various committees of the board of directors of ARC Florida immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation.  Each such director and member of such committee shall continue to hold office until the expiration of the term for which the director was elected and the director’s successor is duly elected and qualified, or until the director’s earlier resignation or removal.

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ARTICLE IV

CONVERSION AND EXCHANGE OF SECURITIES

4.1.    Common Stock.    At the Effective Time, each share of ARC Florida Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares held by Dissenting Shareholders (as defined in Section 4.5), shall, by virtue of the Merger and without any action on the part of the Constituent Corporations, the holders of such shares or any other person, be converted, without the surrender of the stock certificates or any other action, into one fully paid and non-assessable share of ARC Nevada Common Stock with the same rights, powers and privileges as the shares so converted.  At the Effective Time, each share of ARC Nevada Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Constituent Corporations, the holders of such shares or any other person, be cancelled and retired and shall cease to exist.

4.2.    Derivative Securities.    At the Effective Time, each option, warrant, right to purchase or receive, unit or other security exercisable or convertible into shares of ARC Florida Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Constituent Corporations, the holders of such shares or any other person, be converted, without the surrender of the securities or any other action, into an identical security of ARC Nevada and shall be converted into the right to acquire the same number of shares of ARC Nevada Common Stock as the number of shares of ARC Florida Common Stock that were acquirable pursuant to such option, warrant, right to purchase or receive, unit or other security, on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to such option, warrant, right to purchase or receive, unit or other security, immediately prior to the Effective Time.  The same number of shares of ARC Nevada Common Stock shall be reserved for purposes of the exercise or conversion of such options, warrants, rights to purchase or receive, units or other securities as is equal to the number of shares of ARC Florida Common Stock so reserved immediately prior to the Effective Time.

4.3     Employee Benefit Plans.    At the Effective Time, each employee benefit plan, stock purchase plan, stock incentive plan, incentive compensation plan or similar plan of ARC Florida in effect immediately prior to the Effect Time shall, by virtue of the Merger and without any action on the part of the Constituent Corporations, the holders of such shares or any other person, be assumed by, and continue to be such a plan of, ARC Nevada.  To the extent that any such plan provides for the issuance of ARC Florida Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of ARC Nevada Common Stock.  The same number of shares of ARC Nevada Common Stock shall be reserved for issuance under any such plan as is equal to the number of shares of ARC Florida Common Stock so reserved immediately prior to the Effective Time.

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4.4.    Stock Certificates.    At and after the Effective Time, all of the outstanding stock certificates that immediately prior thereto evidenced ownership of and represented shares of ARC Florida Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of ARC Nevada Common Stock and shall be so registered on the books and records of the Surviving Corporation or its transfer agent.  The registered owners of any such outstanding stock certificates shall, until such stock certificates shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of ARC Nevada Common Stock evidenced by such outstanding stock certificates, as provided above.  At and after the Effective Time, no registered owners of outstanding stock certificates that immediately prior thereto represented shares of ARC Nevada Common Stock shall have any rights with respect to the shares formerly evidenced and represented by those stock certificates.

4.5.    Appraisal Rights.    No shareholders of ARC Florida exercising appraisal rights, if any, pursuant to Section 607.1302 of the FBCA (“Dissenting Shareholders”) shall be entitled to receive shares of ARC Nevada Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal under the FBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 607.1302 of the FBCA with respect to any shares owned by the Dissenting Shareholder that provide the Dissenting Shareholder with appraisal rights (“Dissenting Shares”).  If any person or entity who otherwise would be deemed a Dissenting Shareholder fails to properly perfect or effectively withdraws or loses the right to appraisal with respect to any shares that otherwise would have been Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of ARC Nevada Common Stock pursuant to Section 4.1 hereof.

ARTICLE V

CONDITION TO EACH PARTY’S
OBLIGATION TO EFFECT THE MERGER

The respective obligations of each of the parties hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite consents and approvals of this Agreement and the transactions contemplated hereby by ARC Florida and ARC Nevada in the manner provided in Section 607.1103 of the FBCA and Section 92A.120 of the NRS, respectively.

ARTICLE VI

TERMINATION OR DEFERRAL

At any time prior to the Effective Time: (i) this Agreement may be terminated and the Merger may be abandoned, whether before or after approval of this Agreement by the shareholders of ARC Florida, if the board of directors of ARC Florida determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of ARC Florida and its shareholders, or (ii) the consummation of the Merger may be deferred for a reasonable period of time if the board of directors of ARC Florida determines for any reason, in its sole judgment and discretion, that such action would be in the best interests of ARC Florida and its shareholders.  In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no further effect, without any liability on the part of either ARC Florida or ARC Nevada, or any of their respective shareholders, directors or officers.

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ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1.    Amendment or Modification.    Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that this Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought; and provided further, however, that an amendment made subsequent to the approval of this Agreement by ARC Florida shareholders shall not alter or change: (i) the amount or kind of shares, securities cash, property or rights to be received hereunder by the shareholders and security holders of ARC Florida; (ii) any provision of the articles of incorporation or bylaws of the Surviving Corporation to be effected by the Merger, other than changes for which shareholder approval is not required under the FBCA; or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect ARC Florida or the holders of any class or series of capital stock of ARC Florida.

7.2.    Further Assurances.    From time to time after the Effective Time, as and when requested by ARC Nevada or its successors or assigns, there shall be executed and delivered on behalf of ARC Florida such deeds, bills of sale, assignments, agreements, documents and other instruments, and there shall be taken or caused to be taken by ARC Nevada such further and other actions, as shall be necessary, appropriate or desirable to vest, perfect or confirm, of record or otherwise, in ARC Nevada the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ARC Florida and to otherwise carry out the purposes of this Agreement and the Merger, and the officers and directors of ARC Nevada are fully authorized in the name of and on behalf of ARC Florida or otherwise to execute and deliver any and all such instruments and take any and all such actions.

7.3.    No Third-Party Beneficiary Rights.    No provision of this Agreement is intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, officer, director, shareholder, employee, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

7.4.    Entire Agreement.    This Agreement and the schedules and exhibits hereto contain the entire agreement between the parties and supercede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

7.5.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.6.    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

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7.7.    Headings.    The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the FBCA shall apply to the internal corporate governance of ARC Florida or the NRS shall apply to the internal corporate governance of ARC Nevada.

7.9.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AMERICAN RESTAURANT CONCEPTS, INC.,
a Florida corporation

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

ARC GROUP, INC.,
a Nevada corporation

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

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